Exhibit 99.1

        Equinix Announces Receipt of Nasdaq Deficiency Notice

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Feb. 12, 2007--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported that it received a Nasdaq Staff Deficiency Letter on Friday, February 9, 2007, indicating that the Company no longer complies with Nasdaq's audit committee requirements as set forth in Marketplace Rule 4350. Equinix has a cure period until August 8, 2007 to comply with the requirements of the Nasdaq rule.

    The letter was received following the Company's notification to the Nasdaq Stock Market, Inc., on Thursday, February 8, 2007, of a vacancy created by the resignation of Mr. Louis J. Lavigne, Jr., a member of the Audit Committee of Equinix's Board of Directors (the "Board"). Mr. Lavigne was the Audit Committee's chairman and considered its financial expert.

    The Company is in the process of searching for a new candidate to serve on its Board and Audit Committee who possesses qualifications that will satisfy both the independence requirements and the audit committee financial expert requirement.

    Mr. Lavigne joined Equinix's Board on August 11, 2005 and served as chairman of the Audit Committee of the Board and as a member of the Real Estate Committee of the Board. The resignation of Mr. Lavigne was solely for personal reasons and did not involve any disagreement with Equinix, Equinix's management or Equinix's Board of Directors.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; failure to receive the proceeds from our loan commitments as expected; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com